Exhibit 99.1

FOR RELEASE July 6, 2017	Media Contact:

Jon Harmon, VP—Corporate Communications

+1 312 496 1871, jharmon@heidrick.com

Investor Contact:

Julie Creed, VP—Investor Relations & Real Estate

+1 312 496 1774, jcreed@heidrick.com

Heidrick & Struggles Acting CEO Krishnan Rajagopalan Appointed President and CEO

Tracy Wolstencroft Named Chairman of the Board

CHICAGO, July 6, 2017 – Heidrick & Struggles (Nasdaq: HSII), a premier provider of executive search, leadership consulting, and culture shaping services worldwide, today announced that acting Chief Executive Officer Krishnan Rajagopalan has been appointed President and Chief Executive Officer, and will become a member of the Board of Directors. The firm also announced that Tracy R. Wolstencroft will assume the role of Chairman of the Board, succeeding Richard “Dick” Beattie, who will remain on the Board as Lead Independent Director.

As the firm previously announced, Wolstencroft recently took a medical leave of absence. While he is responding well to the treatment regimen, more time is required for a complete recovery. Given the projected timing, the Board believes the firm will be best served by Wolstencroft assuming the role of Chairman and Rajagopalan succeeding him as President and CEO.

Beattie said, “We are thankful that Tracy’s recovery is progressing well. While we are disappointed that he will not return as our CEO, we understand and respect his decision. Tracy is an extraordinarily talented executive and a terrific person. He has led Heidrick exceptionally well for more than three years. We will continue to benefit from his strategic leadership and market expertise as Chairman of the Board.”

Beattie continued, “Krishnan has demonstrated tremendous leadership and the time is right for him to succeed to the President and CEO role. Krishnan is a highly accomplished executive who has shown outstanding skills and capabilities in driving Heidrick’s growth in multiple leadership roles during his 16 years with the firm.”

Wolstencroft said, “Leading Heidrick & Struggles has been one of the most rewarding privileges of my professional career. It is a premier organization with immense talent and momentum. As Krishnan formally assumes the President and CEO position, I look forward to continuing to frame Heidrick’s strategy together with the Board. This is a wonderful opportunity for Krishnan and the firm. He is enormously talented and the firm will be well served with him at the helm.”

Wolstencroft added, “We extend deep thanks and gratitude to Dick for his tireless service to Heidrick & Struggles as Chairman of the Board since 2007. We are pleased he will continue to provide us with his intellect, leadership and experience as an active member of our Board.”

Rajagopalan stated, “It is an honor to lead Heidrick & Struggles. Tracy has been a superb mentor and partner. I look forward to working with Tracy, the Board, the executive team, and the entire organization to continue to develop and execute our strategies, provide our clients with unparalleled service and insights, and deliver value to our shareholders.”

About Heidrick & Struggles

Heidrick & Struggles (NASDAQ: HSII) serves the executive talent and leadership needs of the world’s top organizations as a premier provider of leadership consulting, culture-shaping, and senior-level executive search services. Heidrick & Struggles pioneered the profession of executive search more than 60 years ago. Today, the firm serves as a trusted advisor, providing integrated leadership solutions and helping its clients change the world, one leadership team at a time. www.heidrick.com